UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2021

BEAM THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39208	81-5238376
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26 Landsdowne St.
Cambridge, MA		02139
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (857) 327-8775

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BEAM	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2021, the Board of Directors (the “Board”) of Beam Therapeutics Inc. (the “Company”) appointed Kathleen Walsh as a director of the Company and as a member of the Audit Committee of the Board, effective as of January 10, 2021.

In accordance with the Company’s current Non-Employee Director Compensation Policy (the “Policy”), Ms. Walsh will receive an initial grant of an option to purchase shares of the Company’s common stock having a grant date fair value, determined in accordance with FASB ASC Topic 718 (or any successor provision), approximately equal to $770,000. The option will vest as to one-third of the shares subject to the option on the first anniversary of the date of grant and in equal monthly installments as to the remainder of the shares for two years thereafter, subject to Ms. Walsh’s continued service on the Board through each applicable vesting date.

In addition, consistent with the Policy, Ms. Walsh will receive cash compensation of $40,000 per year for her service on the Board and $7,500 per year for her service as a member of the Audit Committee of the Board. Ms. Walsh will also be eligible to receive annual grants of equity awards pursuant to, and in accordance with, the Policy as in effect from time to time.

In connection with her appointment, Ms. Walsh will enter into a standard indemnification agreement in the form previously approved by the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAM THERAPEUTICS INC.

Date: January 11, 2021	By:	/s/ John Evans
John Evans
Chief Executive Officer